Exhibit 99.1

FOR IMMEDIATE RELEASE

April 3, 2017

CenterState Banks, Inc.

Announces Completion of Acquisition of Platinum Bank Holding Company

And Sets Date to Announce First Quarter 2017 Earnings Results

on April 25, 2017

WINTER HAVEN, FL. – April 3, 2017 - CenterState Banks, Inc. (NASDAQ: CSFL) (“CenterState”) announced today that on April 1, 2017, it completed the acquisition of Platinum Bank Holding Company (“PBHC”).  Immediately following the acquisition, Platinum Bank, PBHC’s Florida bank subsidiary, merged into CenterState Bank of Florida, N.A.  Under the terms of the merger agreement, PBHC’s shareholders are entitled to receive for each share of PBHC common stock a $7.60 cash payment and 3.7832 shares of CenterState common stock.

CenterState also announced today that it will release first quarter earnings results on Tuesday, April 25, 2017, after the market closes.  Upon release, investors may access a copy of CenterState’s earnings results at the Company’s website at www.centerstatebanks.com and selecting “First Quarter 2017 Earnings Results” under the heading “News Releases.”

CenterState will host a conference call on Wednesday, April 26, 2017 at 2:00 p.m. (Eastern Time) to discuss the Company’s first quarter 2017 results.  Investors may call in (toll free) by dialing (866) 393-0571 (passcode 2349559; host: Jennifer Idell, CFO).

Alternatively, individuals may listen to the live webcast of the presentation by visiting the link at CenterState’s website at www.centerstatebanks.com.

An audio replay of the presentation will be available by the evening of April 26, 2017 at CenterState’s website located in the subsection “Presentations” under the heading “News and Market Data.”

CenterState, headquartered in Winter Haven, Florida between Orlando and Tampa, is the holding company for CenterState Bank of Florida, N.A., which operates 76 branch banking offices located in 25 counties throughout Florida, providing traditional deposit and lending products and services to its commercial and retail customers.  The Company also provides correspondent banking and capital market services to approximately 600 community banks nationwide.